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                               AMISTAR CORPORATION




                                  Exhibit 23.1
              Independent Auditors' Consent and Report on Schedule



The Board of Directors
Amistar Corporation:


The audits referred to in our report dated February 1, 2002,included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the Form 10-K of Amistar Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-94696 and 33-89554), of Amistar Corporation, of our report dated February 1, 2002 relating to the balance sheets of Amistar Corporation as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which appears in the December 31, 2001, annual report on Form 10-K of Amistar Corporation.





San Diego, California                                     /s/ KPMG LLP
March 27, 2002                                            KPMG LLP